EXHIBIT 3.1

SECOND AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

ULTRASTRIP SYSTEMS, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, UltraStrip Systems, Inc., a Florida corporation (the “Corporation”) certifies that:

1.

The original Articles of Incorporation of the Corporation were filed on April 2, 1998. The Corporation’s document number is P98000030606.

2.

Pursuant to Sections 607.1003 of Florida Business Corporation Act, the amendment herein set forth has been duly adopted by the Board of Directors and the number of votes cast for such amendment by the shareholders of the Corporation was sufficient for approval.

3.

The Articles of Incorporation of the Corporation are amended as follows:

a.

Article I shall be deleted and the following inserted in lieu thereof:

ARTICLE I.        Name

The name of the Corporation shall be Ecosphere Technologies, Inc.

b.

Article III shall be deleted and the following inserted in lieu thereof:

The total number of shares of common stock which the Corporation shall have authority to issue is 150,000,000 shares of common stock, $0.01 par value per share.

4.

This Amendment was approved by the shareholders on August 10, 2006.

IN WITNESS WHEREOF, the undersigned has executed this amendment to the Articles of Incorporation as of the 16th day of August, 2006.

ULTRASTRIP SYSTEMS, INC.

By:	/s/ JAMES C. RUSHING III
James C. Rushing III, Chief Financial Officer